Winner Medical Stockholders Vote to Approve Merger

SHENZHEN, China, December 7, 2012 – Winner Medical Group Inc. (Nasdaq: WWIN) (“Winner Medical” or the “Company”), a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, today announced that, at the special meeting of stockholders of the Company held on December 7, 2012, the Company's stockholders voted in favor of the proposal to approve the previously announced Agreement and Plan of Merger, dated as of July 24, 2012 (the "Merger Agreement"), by and among the Company, Winner Holding Limited, a Cayman Islands exempted company with limited liability ("Parent") and Winner Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, ("Merger Sub"), providing for the merger of Merger Sub with and into the Company (the "Merger"), with the Company surviving the merger as a wholly owned subsidiary of Parent. Approximately 89.9% of the Company's total outstanding shares of common stock voted in person or by proxy at the special meeting. Approximately 89.6% of the shares outstanding voted in favor of the proposal to approve the Merger Agreement. The proposal to approve the Merger Agreement was also approved by approximately 63.7% of the shares of common stock outstanding held by the stockholders other than Mr. Jianquan Li, Ms. Ping Tse (Mr. Li’s wife), Parent and Merger Sub, satisfying the "majority of the minority" voting requirement set forth in the Merger Agreement.

The parties currently expect to complete the Merger within the current fiscal quarter, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement. If completed, the proposed merger would result in the Company becoming a privately held company and its common stock would no longer be listed on the NASDAQ Global Market.

About Winner Medical

Winner Medical is a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, according to industry trade association statistics. The Company has fifteen wholly-owned subsidiaries and three joint ventures, which manufacture and sell tailored medical dressings and disposables, as well as non-woven fabric made from natural cotton. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of high-quality products, from surgical and wound care to consumer goods in China and abroad. Its products include those with FDA, CE mark, TUV and other global standard certifications and the Company holds 54 domestic and international patents. For nine consecutive years, the Company has ranked as one of the leading medical dressing exporters in China, with North America, Europe and Japan as its major markets. In addition, the Company distributes under its own “Winner” and “PurCotton®” brand names in China. To learn more about Winner Medical, please visit Winner Medical’s website at: http://winnermedical.investorroom.com.

For investor inquiries, please contact:

Ms. Huixuan (Fiona) Chen

Investor Relations Manager

Winner Medical Group Inc.

Phone: +86-755-2806-6858

Email: investors@winnermedical.com